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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585	EXHIBIT 99.1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2003

July 31, 2003, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the second quarter ended June 30, 2003.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)
Revenues	$188,267	$128,168	$458,382	$376,967
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$10,977	$7,536	$42,816	$44,582
Net income	$811	$1,082	$13,461	$19,697
Diluted earnings per share	$0.01	$0.01	$0.13	$0.21
Results Excluding the Sale of Non-Core Real Estate
Revenues	$188,267	$122,064	$458,382	$370,226
EBITDA	$10,977	$5,767	$42,816	$42,463
Net income	$811	$45	$13,461	$18,451
Diluted earnings per share	$0.01	$—	$0.13	$0.19

All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Jim McAlpine, President and Chief Executive Officer, remarked: "Revenues and EBITDA, excluding the sale of non-core real estate for the three months ended June 30, 2003, improved 54.2% and 90.3%, respectively, over last year, primarily due to our recent acquisitions. The positive impact of these acquisitions was partially offset by declines in revenues and EBITDA over the balance of our businesses. With these important building blocks of our long-term strategic plan firmly in place, we will intensify our focus on synergies, cost reductions and new revenue enhancements designed to fuel future growth and improve shareholder value. We are confident that these efforts will produce even greater profitability in the future."

The second quarter saw a number of important strategic developments. On April 16, 2003, we received all necessary regulatory approvals and completed the acquisition of Flamboro Downs, our first Canadian racetrack and alternative gaming operation. In May 2003, after the conclusion of the Gulfstream meet, we began the next stage in the development of Palm Meadows, our world class training facility in Florida, which will be completed prior to the start of our 2004 Gulfstream meet. As expected, Palm Meadows had a positive impact on both field size and wagering at the 2003 Gulfstream meet. Also in May, we hosted the 128th edition of the Preakness Stakes® for the first time under MEC ownership. Despite cold and rainy weather, live attendance topped 100,000 and wagering on the day at $64.6 million was the second best in Preakness® history. In June 2003, we issued and sold $150.0 million of convertible subordinated notes. As a result, at June 30, 2003, we have approximately $183.0 million of cash available to continue pursuing our strategic objectives.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect the seasonality of our business to gradually diminish as our recent acquisitions, off-track betting ("OTB") network and account wagering initiatives evolve. Some time ago we set out to reduce our reliance on winter racing by acquiring properties that operate at different times throughout the year. The acquisition of Lone Star Park at Grand Prairie and The Maryland Jockey Club late in 2002 give us significant new content in the second and fourth quarters.

Our financial results for the second quarter of 2003 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations except for Flamboro Downs, which was acquired on April 16, 2003. Prior to the acquisition date, Ontario Racing Inc., which owns Flamboro Downs, had been accounted for on an equity basis. The comparative results for the second quarter of 2002 do not reflect the operations of Lone Star Park at Grand Prairie, The Maryland Jockey Club, Flamboro Downs, HorseRacing TV™ and Palm Meadows.

Revenues, excluding proceeds from the sale of non-core real estate, for the second quarter and first six months of 2003 increased 54.2% to $188.3 million and 23.8% to $458.4 million from the prior year periods, respectively. The increases resulted primarily from the acquisitions of Lone Star Park at Grand Prairie and The Maryland Jockey Club, partially offset by reduced revenues due to lower average daily attendance and decreased on-track wagering activity at most of our facilities. These declines in attendance and wagering were attributable in part to the weak economic environment and, during the first several months of 2003, to severe winter weather, particularly in the northeastern United States, which resulted in significant numbers of cancelled live race days and race cards.

EBITDA, excluding gains on the sale of non-core real estate, was $11.0 million for the second quarter ended June 30, 2003, compared to $5.8 million in the prior year period and was $42.8 million in the first six months ended June 30, 2003, compared to $42.5 million in the prior year period. The increase in EBITDA in the second quarter of 2003 was primarily attributable to our recent acquisitions, which contributed $14.6 million of EBITDA, partially offset by: lower gross wagering and non-wagering revenues for the reasons specified previously; costs incurred ahead of revenues, as we position MEC to achieve our strategic objectives, including higher costs incurred pursuing alternative gaming opportunities and regulatory reform, and costs associated with the start-up of HorseRacing TV™ and Palm Meadows; and other expenses.

Revenue on the sale of Non-Core Real Estate in the second quarter of 2002 was $6.1 million, resulting in EBITDA of $1.8 million. There were no sales of Non-Core Real Estate in the second quarter of 2003. We continue to market our remaining Non-Core Real Estate and expect to sell the remainder over the next year, however, the timing of future sales cannot be stated with certainty at this time.

Net income, excluding gains on the sale of non-core real estate, increased $0.8 million in the second quarter of 2003 compared to the second quarter of 2002 and decreased to $13.5 million in the first six months of 2003 compared to the same period in 2002. Diluted earnings per share, excluding gains on the sale of non-core real estate, were $0.01 in the second quarter of 2003 compared to $0.00 in the comparative prior year period.

2

During the three months ended June 30, 2003, cash provided from operations before changes in non-cash working capital was $7.4 million. Total cash used in investment activities during the quarter was $27.4 million, including real estate property and fixed asset additions of $15.5 million and other asset additions of $12.6 million, partially offset by proceeds on disposal of real estate of $0.7 million. Cash provided from financing activities was $137.0 million, due to the issuance of our 8.55% convertible subordinated notes due in 2010, which provided $145.0 million net of issue costs, partially offset by repayment of long-term debt of $8.0 million.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our second quarter 2003 results on Friday, August 1, 2003 at 9:00 a.m. New York time. The number to use for this call is 1-888-793-1722. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-620-2400. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new customers; our ability to sell some of our real estate when we need to or at a price we want; our ability to negotiate the renewal of certain leases and other agreements on favorable terms, or make satisfactory alternative arrangements; our ability to obtain additional financing; the impact of severe or inclement weather; and our ability to integrate recent racetrack acquisitions. In this regard, readers are referred to MEC's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent public filings. MEC disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:

Jim McAlpine / Graham Orr
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-2462

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MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues
Racing
Gross wagering	$145,500	$102,250	$384,174	$322,603
Non-wagering	37,364	16,071	65,168	39,746

	182,864	118,321	449,342	362,349

Real estate and other
Sale of real estate	—	6,104	—	6,741
Rental and other	5,403	3,743	9,040	7,877

	5,403	9,847	9,040	14,618

	188,267	128,168	458,382	376,967

Costs and expenses
Racing
Purses, awards and other	87,343	63,837	233,064	204,360
Operating costs	67,534	39,879	140,380	95,223
General and administrative	15,780	9,551	31,539	20,184

	170,657	113,267	404,983	319,767

Real estate and other
Cost of real estate sold	—	4,335	—	4,622
Operating costs	3,985	2,437	5,978	5,361
General and administrative	491	510	992	1,011

	4,476	7,282	6,970	10,994

Predevelopment and other costs	2,406	83	4,605	1,624
Depreciation and amortization	7,797	5,944	15,234	11,270
Interest expense (income), net	2,498	(253)	4,782	(186)
Equity income	(249)	—	(992)	—

	187,585	126,323	435,582	343,469

Income before income taxes	682	1,845	22,800	33,498
Income tax provision (benefit)	(129)	763	9,339	13,801

Net income	811	1,082	13,461	19,697
Other comprehensive income
Foreign currency translation adjustment	14,908	13,758	23,746	13,099
Change in fair value of interest rate swap	114	—	109	—

Comprehensive income	$15,833	$14,840	$37,316	$32,796

Earnings per share for Class A Subordinate Voting Stock, Class B Stock or Exchangeable Shares:
Basic	$0.01	$0.01	$0.13	$0.21
Diluted	$0.01	$0.01	$0.13	$0.21

Average number of shares of Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares outstanding during the period (in thousands):
Basic	107,146	104,573	107,140	94,391
Diluted	120,592	105,526	118,309	95,596

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Cash provided from (used for):
OPERATING ACTIVITIES
Net income	$811	$1,082	$13,461	$19,697
Items not involving current cash flows	6,572	6,105	15,804	11,575

	7,383	7,187	29,265	31,272
Changes in non-cash working capital	(7,552)	2,168	(2,585)	(968)

	(169)	9,355	26,680	30,304

INVESTMENT ACTIVITIES
Real estate property and fixed asset additions	(15,524)	(20,221)	(28,521)	(33,819)
Other asset additions	(12,558)	(1,925)	(11,738)	(3,034)
Proceeds on disposal of real estate	681	5,627	681	6,825

	(27,401)	(16,519)	(39,578)	(30,028)

FINANCING ACTIVITIES
Decrease in bank indebtedness	—	—	(49,475)	—
Issuance of long-term debt	—	—	16,110	—
Repayment of long-term debt	(8,013)	(7,579)	(9,393)	(8,560)
Issuance of share capital	—	142,113	29	142,364
Issuance of convertible subordinated notes	145,000	—	145,000	—

	136,987	134,534	102,271	133,804

Effect of exchange rate changes on cash and cash equivalents	3,850	3,495	5,817	3,428

Net increase in cash and cash equivalents during the period	113,267	130,865	95,190	137,508
Cash and cash equivalents, beginning of period	69,604	45,855	87,681	39,212

Cash and cash equivalents, end of period	$182,871	$176,720	$182,871	$176,720

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(U.S. dollars and share amounts in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$182,871	$87,681
Restricted cash	13,959	18,692
Accounts receivable	39,686	46,138
Income taxes receivable	—	2,262
Prepaid expenses and other	10,280	8,094

	246,796	162,867

Real estate properties and fixed assets, net	803,365	752,130

Other assets, net	378,474	329,705

Future tax assets	12,209	12,103

	$1,440,844	$1,256,805

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$—	$49,475
Accounts payable and other liabilities	90,603	112,749
Income taxes payable	2,738	—
Long-term debt due within one year	10,647	15,049

	103,988	177,273

Long-term debt	169,313	117,801

Convertible subordinated notes	217,493	72,233

Other long-term liabilities	10,570	8,405

Future tax liabilities	181,089	160,191

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2003 — 48,680; 2002 — 48,648)	317,028	316,855
Class B Stock (issued: 2003 and 2002 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Retained earnings (deficit)	10,540	(2,921)
Accumulated comprehensive income (loss)	19,447	(4,408)

	758,391	720,902

	$1,440,844	$1,256,805

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.     Summary of Significant Accounting Policies

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and six month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     Acquisitions and Pro-Forma Impact

  [a] Acquisitions

  (i)
  On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). Flamboro Downs houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation ("OLGC"). ORI is a former subsidiary of the Company that was previously owned by an employee of the Company. On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly the shares of ORI were transferred to the Company. The results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003.

    The purchase price, net of cash, was approximately $55.9 million and was previously funded by the Company through a cash advance to ORI at October 18, 2002 of $23.1 million with the remainder satisfied by ongoing payments under secured notes of approximately $32.9 million. The secured notes are repayable in Canadian dollars. In addition, the purchase and sale agreement stipulates that the purchase price may be increased by a maximum of $4.1 million (Cdn. $5.5 million), plus accrued interest, in the event that Flamboro Downs' agreement with the OLGC, with respect to the slot facility, is extended.

    The purchase price of this acquisition has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital deficit	$(1,549)
Real estate properties and fixed assets	16,494
Other assets	56,224
Future taxes	(15,259)

Net assets acquired and total purchase price, net of cash acquired	$55,910

    The purchase consideration for this acquisition is as follows:

Cash	$23,055
Issuance of secured notes	32,855

$55,910

  (ii)
  On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie.

    On November 27, 2002, the Company completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club". Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2002.

  (iii)
  The purchase price and related allocations for these acquisitions are preliminary. Adjustments to the purchase price and related preliminary allocations may occur as a result of obtaining more information regarding asset valuations, liabilities assumed, purchase price adjustments pursuant to the purchase price agreements, and revisions of preliminary estimates of fair values made at the date of purchase.

  (iv)
  As a result of the timing of these acquisitions, the results of the operations of these acquisitions are not included in the Company's results for the three and six month periods ended June 30, 2002.

  (b)
  Impact of Acquisitions

    The pro-forma impact of our 2002 and 2003 acquisitions if they had occurred on January 1, 2002, is as follows (in thousands, except per share figures):

	Three months ended June 30,		Six months ended June 30,
Revenues
	2003	2002	2003	2002
Revenues as reported	$188,267	$128,168	$458,382	$376,967
Impact of acquisitions	1,126	69,098	7,329	113,404

Pro-forma revenues	$189,393	$197,266	$465,711	$490,371

	Three months ended June 30,		Six months ended June 30,
Net Income
	2003	2002	2003	2002
Net income as reported	$811	$1,082	$13,461	$19,697
Impact of acquisitions(i)	—	9,673	—	7,690

Pro-forma net income	$811	$10,755	$13,461	$27,387

	Three months ended June 30,		Six months ended June 30,
Basic and Diluted Earnings per Share
	2003	2002	2003	2002
Earnings per share as reported
Basic and Diluted	$0.01	$0.01	$0.13	$0.21
Impact of acquisitions
Basic and Diluted	—	0.09	—	0.08

Pro-forma earnings per share Basic and Diluted	$0.01	$0.10	$0.13	$0.29

  (i)
  There was no 2003 net income impact for the Flamboro Downs acquisition as the results of operations of ORI were accounted for under the equity method for the period January 1, 2003 to April 16, 2003.

3.     8.55% Convertible Subordinated Notes

  In June 2003, the Company issued $150.0 million of 8.55% convertible subordinated notes which mature on June 15, 2010. The unsecured notes are convertible at any time at the option of the holders into shares of Class A Subordinate Voting Stock at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at the Company's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of the Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At June 30, 2003, all the notes remained outstanding.

  The Company incurred issue expenses of approximately $5.0 million, which have been recorded as a reduction of the outstanding notes balance. The notes balance will be accreted to its face value over the term to maturity.

4.     Capital Stock and Long-term Incentive Plan

  (a)
  Capital Stock

    Changes in Class A Subordinate Voting Stock and Class B Stock for the six months ended June 30, 2003 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2002	48,648	$316,855	58,466	$394,094	107,114	$710,949
Issued under the Long-term Incentive Plan	26	144	—	—	26	144
Issued on exercise of stock options	6	29	—	—	6	29

Issued and outstanding at March 31, 2003 and June 30, 2003(i)	48,680	$317,028	58,466	$394,094	107,146	$711,122

  (i)
  There were no changes in either the Class A Subordinate Voting Stock or Class B Stock in the three months ended June 30, 2003.

  (b)
  Long-term Incentive Plan

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.8 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended June 30, 2003, no shares were issued under the Plan or on the exercise of stock options. During the six months ended June 30, 2003, 31,965 shares were issued under the Plan, including 6,000 shares issued on the exercise of stock options.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the three months ended June 30, 2003, 640,000 stock options were granted and 12,000 stock options were cancelled. During the three months ended March 31, 2003, 6,000 stock options were exercised. At June 30, 2003, there were 5,983,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.26 per share.

There were 4,272,194 options exercisable at June 30, 2003 with a weighted average exercise price of $6.15 per share.

Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

There were 640,000 stock options granted during the six months ended June 30, 2003 with an average fair value of $1.50 per option. In the three months ended March 31, 2003, no stock options were granted. For the six months ended June 30, 2002, 137,500 stock options were granted with an average fair value of $4.08 per option.

The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Risk free interest rate	2.0%	N/A	2.0%	3.0%
Dividend yield	0.84%	N/A	0.84%	0.77%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.534	N/A	0.534	0.549
Weighted average expected life (years)	4.0	N/A	4.0	4.07

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The Company's SFAS 123 pro-forma net income and the related per share amounts are as follows:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net income, as reported	$811	$1,082	$13,461	$19,697
Pro-forma stock compensation expense determined under the fair value method, net of tax	(895)	(710)	(1,762)	(1,406)

Pro-forma net income (loss)	$(84)	$372	$11,699	$18,291

Earnings per share
Basic — as reported	$0.01	$0.01	$0.13	$0.21
Basic — pro-forma	$0.00	$0.00	$0.11	$0.19

Diluted — as reported	$0.01	$0.01	$0.13	$0.21
Diluted — pro-forma	$0.00	$0.00	$0.11	$0.19

5. Earnings Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations (in thousands, except per share amounts):

	Three months ended June 30,				Six months ended June 30,
	2003		2002		2003		2002
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income	$811	$811	$1,082	$1,082	$13,461	$13,461	$19,697	$19,697
Interest, net of related tax, on convertible subordinated notes	—	1,210	—	—	—	2,033	—	—

	$811	$2,021	$1,082	$1,082	$13,461	$15,494	$19,697	$19,697

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,680	62,126	44,198	45,151	48,674	59,843	33,980	35,185
Class B Stock	58,466	58,466	58,466	58,466	58,466	58,466	58,466	58,466
Exchangeable Shares	—	—	1,909	1,909	—	—	1,945	1,945

	107,146	120,592	104,573	105,526	107,140	118,309	94,391	95,596

Earnings Per Share	$0.01	$0.01	$0.01	$0.01	$0.13	$0.13	$0.21	$0.21

6. Currency Translation Adjustment

Unrealized translation adjustments arise on the translation to U.S. dollars of assets and liabilities of the Company's self-sustaining foreign operations. During the three and six month periods ended June 30, 2003, the Company incurred unrealized currency translation gains of $14.9 million and $23.7 million respectively, primarily from the strengthening of the EURO and the Canadian dollar against the U.S. dollar.

7.Commitments and Contingencies

(a) In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations.

(b) In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At June 30, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

(c) Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at June 30, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $21.7 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

8. Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racing operations and real estate and other operations. The racing segment includes the operation or management of twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, one greyhound track and three thoroughbred training centers. In addition, the racing segment includes off-track betting ("OTB") facilities, a national account wagering business and HorseRacing TV™. The real estate and other operations segment includes the operation of two golf courses and related facilities, residential housing developments adjacent to the golf courses and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2002.

The following summary presents key information by operating segment (in thousands):

Three months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$182,864	$5,403	$188,267

Income before income taxes	$420	$262	$682

Real estate property and fixed asset additions	$14,417	$1,107	$15,524

Three months ended June 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$118,321	$9,847	$128,168

Income before income taxes	$66	$1,779	$1,845

Real estate property and fixed asset additions	$9,584	$10,637	$20,221

Six months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$449,342	$9,040	$458,382

Income before income taxes	$21,886	$914	$22,800

Real estate property and fixed asset additions	$27,202	$1,319	$28,521

Six months ended June 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$362,349	$14,618	$376,967

Income before income taxes	$30,289	$3,209	$33,498

Real estate property and fixed asset additions	$19,934	$13,885	$33,819

9.     Subsequent Event

On July 7, 2003, our controlling shareholder, Magna International Inc. ("Magna"), announced that it proposes to spin off to its shareholders 100% of its wholly-owned subsidiary, MI Developments Inc. ("MID"). Upon completion of the proposed spin-off transactions, MID would own all of Magna's shareholdings in the Company, MID would become a new publicly-traded company and the Company would continue to operate as a separate public company, with its own board of directors and management team. The proposed spin-off transactions are subject to the approval of Magna's shareholders at a special meeting of shareholders to be held on August 19, 2003.

Reconciliation of Non-GAAP to GAAP Financial Measures
(U.S. dollars in thousands)
(Unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

Three months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$420	$262	$682
Interest expense (income), net	2,573	(75)	2,498
Depreciation and amortization	7,057	740	7,797

EBITDA	$10,050	$927	$10,977

Three months ended June 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$66	$1,779	$1,845
Interest expense (income), net	(245)	(8)	(253)
Depreciation and amortization	5,150	794	5,944

EBITDA	$4,971	$2,565	$7,536

Six months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$21,886	$914	$22,800
Interest expense (income), net	5,043	(261)	4,782
Depreciation and amortization	13,817	1,417	15,234

EBITDA	$40,746	$2,070	$42,816

	Six months ended June 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$30,829	$3,209	$33,498
Interest expense (income), net	169	(895)	(186)
Depreciation and amortization	9,960	1,310	11,270

EBITDA	$40,958	$3,624	$44,582

Reconciliation of Non-GAAP to GAAP Financial Measures (continued)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues, Excluding the Sale of Non-Core Real Estate
Revenues, as reported	$188,267	$128,168	$458,382	$376,967
Sale of non-core real estate	—	6,104	—	6,741

Revenues, excluding the sale of non-core real estate	$188,267	$122,064	$458,382	$370,226

EBITDA, Excluding the Sale of Non-Core Real Estate
EBITDA	$10,977	$7,536	$42,816	$44,582
Sale of non-core real estate	—	(6,104)	—	(6,741)
Cost of non-core real estate sold	—	4,335	—	4,622

	—	(1,769)	—	(2,119)

EBITDA, excluding the sale of non-core real estate	$10,977	$5,767	$42,816	$42,463

Net Income, Excluding the Sale of Non-Core Real Estate
Net income, as reported	$811	$1,082	$13,461	$19,697
Net income relating to the sale of non-core real estate	—	1,037	—	1,246

Net income, excluding the sale of non-core real estate	$811	$45	$13,461	$18,451

Diluted Earnings Per Share, Excluding the Sale of Non-Core Real Estate
Diluted earnings per share, as reported	$0.01	$0.01	$0.13	$0.21
Diluted earnings per share relating to the sale of non-core real estate	—	0.01	—	0.02

Diluted earnings per share, excluding the sale of non-core real estate	$0.01	$—	$0.13	$0.19

Please see Item 6 of MEC's Annual Report on Form 10-K for the year ended December 31, 2002 for a discussion of the reasons why management believes that these non-GAAP financial measures provide useful information to investors.

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MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (U.S. dollars in thousands, except per share figures)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)
MAGNA ENTERTAINMENT CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)